Exhibit 99.(h).(5)

TWENTY-FOURTH AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

VIRTUS OPPORTUNITIES TRUST

This Twenty-Fourth Amended and Restated Expense Limitation Agreement (the “Agreement”), effective as of September 1, 2015, amends and restates that certain Amended & Restated Expense Limitation Agreement effective as of March 19, 2015, by and between Virtus Opportunities Trust, a Delaware statutory trust (the “Registrant”), on behalf of each series of the Registrant listed in Appendix A (each a “Fund” and collectively, the “Funds”) and the Adviser of each of the Funds, Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”).

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of one or more Investment Advisory Agreements entered into between the Registrant and the Adviser (the “Advisory Agreement”);

WHEREAS, the Adviser desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

WHEREAS, the Adviser understands and intends that the Registrant will rely on this Agreement in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Limit on Fund Expenses. The Adviser has agreed to limit the respective rate of Total Fund Operating Expenses or Other Expenses (“Expense Limit”) for each Fund as specified in Appendix A of this Agreement, for the time period indicated.

2.	Definitions.

2.1.	For purposes of this Agreement, the term “Total Fund Operating Expenses” with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Adviser’s investment advisory or management fee under the Advisory Agreement and other expenses described in the Advisory Agreement that the Fund is responsible for and have not been assumed by the Adviser, but excludes front-end or contingent deferred loads, taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, extraordinary expenses (such as litigation) or acquired fund fees and expenses and for Virtus Senior Floating Rate Fund also does not include leverage expenses, if any.

3.	Recoupment and Recapture of Fees and Expenses. Each Fund has agreed to reimburse the Adviser and/or certain of its affiliates (collectively, “Virtus”) out of assets belonging to the relevant class of the Fund for any Total Fund Operating Expenses or Other Expenses, as the case may be, of the relevant class of the Fund in excess of the Expense Limit paid, waived or assumed by Virtus for that Fund, provided that Virtus would not be entitled to reimbursement for any amount that would cause the applicable Expense Limit to be exceeded or, if the Expense Limit has been removed, then the previous Expense Limit, at the time that the reimbursement would be made, and provided further that no amount would be reimbursed by the Fund more than three years after the fiscal year in which it was incurred or waived by Virtus.

4.	Term, Termination and Modification. This Agreement is effective for the time period indicated on Appendix A, unless sooner terminated as provided below in this Paragraph. Subsequent to the initial term indicated on Appendix A, the amount of the Expense Limit and term applicable to each Fund shall be as disclosed in the then current prospectus of that Fund. This Agreement shall remain in effect with respect to each Fund subject to a Voluntary Expense Limitation until such time as specified in a notice of its termination provided by one party to the other party which, for the avoidance of doubt, may be provided verbally or in writing. This Agreement also may be terminated by the Registrant on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Registrant upon thirty (30) days’ written notice to the Adviser. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund.

5.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall otherwise be rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any Federal securities law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

9.	Computation. If the fiscal year-to-date Total Fund Operating Expenses of a Fund or Other Expenses, as applicable, at the end of any month during which this Agreement is in effect exceed the Expense Limit for that Fund (the “Excess Amount”), the Adviser shall (at its option) waive or reduce its fee under the Advisory Agreement and/or remit to that Fund an amount that is sufficient to pay the Excess Amount computed on the last day of the month.

10.	Liability. Virtus agrees that it shall look only to the assets of the relevant class of each respective relevant Fund for performance of this Agreement and for payment of any claim Virtus may have hereunder, and neither any other Fund (including the other series of the Registrant) or class of the Fund, nor any of the Registrant’s trustees, officers, employees, agents or shareholders, whether past, present or future, shall be personally liable therefor.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

VIRTUS OPPORTUNITIES TRUST	VIRTUS INVESTMENT ADVISERS, INC.

By: /s/ W. Patrick Bradley	By: /s/ Francis G. Waltman
W. Patrick Bradley	Francis G. Waltman
Senior Vice President, Chief Financial Officer	Executive Vice President
and Treasurer

APPENDIX A

Contractual Expense Limitations*

Virtus Mutual Fund	Total Fund Operating Expense Limit						Term

	Class A	Class B	Class C	Class I	Class R6	Class T

Virtus Bond Fund	0.85%	1.60%	1.60%	0.60%	--	--	September 1, 2015 – January 31, 2017
Virtus CA Tax Exempt Bond Fund	0.85%	--	--	0.60%	--	--	September 1, 2015 – January 31, 2017
Virtus Disciplined Equity Style Fund	1.60%	--	2.35%	1.35%	--	--	September 1, 2015 – January 31, 2017
Virtus Disciplined Select Bond Fund	1.40%	--	2.15%	1.15%	--	--	September 1, 2015 – January 31, 2017
Virtus Disciplined Select Country Fund	1.70%	--	2.45%	1.45%	--	--	September 1, 2015 – January 31, 2017
Virtus Emerging Markets Debt Fund	1.35%	--	2.10%	1.10%	--	--	September 1, 2015 – January 31, 2017
Virtus Emerging Markets Equity Income Fund	1.75%	--	2.50%	1.50%	--	--	September 1, 2015 – January 31, 2017
Virtus Emerging Markets Small-Cap Fund	1.85%	--	2.60%	1.60%	--	--	September 1, 2015 – January 31, 2017
Virtus Equity Trend Fund	1.70%	--	2.45%	1.45%	1.38%	--	September 1, 2015 – January 31, 2017
Virtus Essential Resources Fund	1.65%	--	2.40%	1.40%	--	--	March 19, 2015 – January 31, 2017
Virtus Global Equity Trend Fund	1.75%	--	2.50%	1.50%	--	--	September 1, 2015 – January 31, 2017
Virtus Global Opportunities Fund	1.55%	2.30%	2.30%	1.30%	--	--	September 1, 2015 – January 31, 2017
Virtus Global Real Estate Securities Fund	1.40%	--	2.15%	1.15%	--	--	September 1, 2015 – January 31, 2017
Virtus Greater European Opportunities Fund	1.45%	--	2.20%	1.20%	--	--	September 1, 2015 – January 31, 2017
Virtus Herzfeld Fund	1.60%	--	2.35%	1.35%	--	--	September 1, 2015 – January 31, 2017
Virtus High Yield Fund	1.15%	1.90%	1.90%	0.90%	--	--	September 1, 2015 – January 31, 2017
Virtus International Equity Fund	1.50%	--	2.25%	1.25%	--	--	September 1, 2015 – January 31, 2017
Virtus International Real Estate Securities Fund	1.50%	--	2.25%	1.25%	--	--	September 1, 2015 – January 31, 2017
Virtus International Small- Cap Fund	1.60%	--	2.35%	1.35%	1.26%	--	September 1, 2015 – January 31, 2017
Virtus International Wealth Masters Fund	1.55%	--	2.30%	1.30%	--	--	November 17, 2014 – January 31, 2016
Virtus Low Volatility Equity Fund	1.55%	--	2.30%	1.30%	--	--	September 1, 2015 – January 31, 2017
Virtus Multi-Asset Trend Fund	1.75%	--	2.50%	1.50%	--	--	September 1, 2015 – January 31, 2017

Virtus Multi-Sector Short Term Bond Fund	1.10%	1.60%	1.35%	0.85%	--	1.85%	September 1, 2015 – January 31, 2017
Virtus Senior Floating Rate Fund	1.20%	--	1.95%	0.95%	--	--	September 1, 2015 – January 31, 2017
Virtus Wealth Masters Fund	1.45%	--	2.20%	1.20%	--	--	September 1, 2015 – January 31, 2017

Voluntary Expense Limitations**

Virtus Mutual Fund		Total Fund Operating Expense Limit					Effective Date

	Class A	Class B	Class C	Class I	Class R6	Class T

N/A

*Following the contractual period, VIA may discontinue these arrangements at any time. Under certain conditions, the adviser may recapture operating expenses reimbursed under these arrangements for a period of three years following the fiscal year in which such reimbursement occurred.

** Voluntary expense limitations are terminable at any time upon notice.